Exhibit 99.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”), effective as of November 17, 2005, by and between UnumProvident Corporation (the “Company”), and F. Dean Copeland (the “Executive”), amends that certain Employment Agreement, dated as of March 31, 2003, by and between the Company and the Executive (the “Employment Agreement”).

In consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Section 2(a)(i) of the Employment Agreement is hereby deleted and replaced with the following:

(i) The Executive shall serve as Senior Executive Vice President and Special Advisor to the Chief Executive Officer of the Company, with the appropriate authority, duties and responsibilities attendant to such positions.

2. Section 4(b) of the Employment Agreement is hereby deleted and replaced with the following:

(b) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, this Agreement shall terminate without further obligations to the Executive’s legal representatives or to the Executive, as the case may be, under this Agreement, other than for payment of the Accrued Obligations and the timely payment or provision of Other Benefit. In addition, the Equity Awards shall vest immediately and such stock options will remain exercisable until the later of (x) the post-termination expiration date specified in the original option agreement, (y) December 31 of the year in which the Date of Termination occurs, or (z) the 15th day of the third month following the Date of Termination, but not exceeding the expiration of their initial term. If, however, the Executive’s employment is terminated by reason of death after a Notice of Termination given either by the Executive for Good Reason or by the Company other than for Cause, the Company shall also pay to the Executive’s legal representatives in one lump sum the amounts specified in Sections 4(a)(i)(A) and (B).

Retirement. If the Executive’s employment is terminated by reason of the Executive’s Retirement, this Agreement shall terminate without further obligations to the Executive’s legal representatives or to the Executive, as the case may be, under this Agreement, other than (i) payment of the Accrued Obligations, (ii) the provision of the Retirement Benefit (including the other retirement benefits provided in Section 2(b)(vi)), (iii)

payment of the cost of retiree medical benefits for the Executive and his dependents for a period of 2 years after the Date of Termination, (iv) payment to the Executive a long-term incentive benefit for 2005 payable in cash, and (v) the timely payment or provision of Other Benefits. In addition, the Equity Awards shall vest immediately and such stock options will remain exercisable until the later of (x) the post-termination expiration date specified in the original option agreement, (y) December 31 of the year in which the Date of Termination occurs, or (z) the 15th day of the third month following the Date of Termination, but not exceeding the expiration of their initial term. To the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as determined in writing by the Company’s outside counsel, one or more payments under this Section 4(b) shall be delayed to the six month anniversary of the date of Executive’s separation from service, within the meaning of Code Section 409A.”

3. Attachment A to the Agreement is here by deleted and replaced with the following:

ATTACHMENT A

The Retirement Benefit shall be the benefit provided under the Unum Corporation Senior Executive Retirement Plan (the “Plan”) as amended and restated effective January 1, 2005:

•	To the extent that any portion of the Plan incorporates by reference a provision of the Qualified Plan (as such term is defined under the Plan, including the definition of actuarial equivalency), including the Plan such provision of the Qualified Plan as in effect from time to time shall be applied in determining the Retirement Benefit. In the event such provision includes any grandfathering, protection of accrued benefits or any special transition provision, these modifications should also be applied.

•	For purposes of calculating the Retirement Benefit, the Executive shall receive full credit for all of his years of service with the Company for all purposes plus five additional years.

•	The Retirement Benefit will be paid in the form of a 66 2/3 contingent annuitant option.

For the avoidance of doubt the Retirement Benefit shall be calculated according to the following methodology:

Employee Data:

Date of Birth

Date of Employment

Date of Termination

Age at Termination

Benefit Commencement Date (of Annual Retirement Benefit)

Age at Benefit Commencement

Earnings (based on qualified plan pensionable earnings, but without regard to IRC 401(a)(17) limit on compensation, plus amounts deferred under any non qualified deferred compensation plan)

Final Average Earnings (FAE)

(based on qualified plan definition; current definition is highest five calendar year earnings during the last ten consecutive calendar years of employment)

Service

Service Adjustment (5 years)

Adjusted Service

Maximum Service recognized – 20 years

Retirement Benefit:

(1)	Gross Annual Retirement Benefit (2.5% x Adjusted Service x FAE)

(2)	Early Retirement Reduction Factor (5% per year from age 60)

(3)	Gross Annual Retirement Benefit, Reduced for Early Retirement [(1) x [100%-(2)]]

Reductions:

(4)	Annual Pension Plan Benefit (Qualified)

(5)	Annual Supplemental Plan Benefit (Nonqualified)

(6)	(a) With respect to the Retirement Benefit balance that was accrued and fully vested as of December 31, 2004 (the “Grandfathered Balance”) only, further reduction for Social Security Benefit (Age 65 benefit calculated based on social security wage and benefit levels as of termination of employment, and assuming zero participant earnings after termination. This offset is applied to monthly payments due after the month in which the participant attains age 65 (no offset prior to 65).)

(b) With respect to the balance that was not accrued and fully vested as of December 31, 2004 (the “409A Balance”), no offset for Social Security Benefit.

Special Rules Applicable to 409A Balance:

The 409A balance shall be accrued for the first six months after the Date of Termination and paid to the Executive in a lump sum, without interest, promptly after the expiration of such six-month period. No payment of the 409A Balance shall be paid to the Executive before the expiration of six months from the Date of Termination.

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4. As amended hereby, the Employment Agreement, as heretofore amended, shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

UNUMPROVIDENT CORPORATION

By:	/s/ Susan N. Roth
Susan N. Roth, Vice President, Corporate
Secretary and Assistant General Counsel

EXECUTIVE

By:	/s/ F. Dean Copeland
F. Dean Copeland